Exhibit 99.1

STARBASE NAMES ALAN M. DAVIS PRESIDENT AND CEO - Co-founder William Stow to Serve as Chairman

Irvine, Calif., August 9, 1996--William R. Stow III, co-founder and Co-chairman of StarBase Corporation (NASDAQ: SBAS) today announced on behalf of the Board of Directors that Alan M. Davis has been named to immediately succeed him as President and Chief Executive Officer. Stow will serve as Chairman of the company.

StarBase is the producer of StarTeam, an award winning software suite that integrate the most important functions of the application development process. StarTeam allows companies to more effectively implement and manage development projects that span across workgroups and remote locations via the Internet and other corporate networks.

"Since he joined us in January, Al has made a significant contribution in improving the organization and overall management of the company," said Stow. "In doing so, he has earned the respect of the board, our employees, customers and investors. The new management team has poised the company for significant growth in a rapidly expanding market."

Davis has served as a Director and Chief Operating Officer of StarBase since January. He has also been serving as a partner in Potrero Management Partners, a high technology venture and consulting firm since 1995. From 1989 through 1990, he served as Director of Software Technology and Marketing for MIPS Computer Systems. Prior to 1989, he served as General Manager of the Systems Division of Integrated Automation. He has also held various senior management positions at Intel and Bell & Howell.

StarBase also announced that Michael G. Lyons, who has served as Co-chairman of the company, has relinquished that position and will continue to serve as a Director of the company. In addition, the company announced that Donald
R. Farrow, who was serving as Vice President of Sales, has been appointed to the position of Vice President, Sales and Marketing. Prior to joining StarBase, Farrow has held management positions at Novell, Wyse Technology and Symantec.

Davis said that Stow, who has been the visionary force behind StarTeam, will focus his attention on advancing the company's mission to enhance, expand and evolve the capabilities of configuration management and team productivity in the corporate application development environment.

"Bill's intimate understanding of the technology that is driving the corporate software application development process gives our company instant credibility among customers, consulting firms and the media covering this segment of the market," Davis said. "Bill conceived a great idea and nurtured it through the development process. In doing so, he helped create a solid company that is now ready to move forward and provide the development market a unique solution to one of its most significant problems."

"Our immediate challenge is to generate awareness and demand for StarBase products. As more customers are exposed to the StarTeam concept of integrating version control, defect tracking, conversation management and reporting tools into a single system, we believe a new standard will be established," Davis said.

"Market requirements for managing the application development process are changing, with more and more companies out-sourcing projects to remote locales beyond the traditional development environment. StarTeam is the only product


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on the market that fully meets the challenges created by the new realities of corporate software development."

StarBase, with headquarters in Irvine, Ca., produces integrated team development tools that improve the efficiency and effectiveness of developing software applications for business. StarTeam has won several awards including the PC Week LABS Top Product of 1995 -- Application Development Utilities and PC Week IT Excellence Award, 1996. More information about StarBase and its products are available by accessing its web site: http://www.starbasecorp.com.


StarBase and StarTeam are trademarks of StarBase Corporation


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